Exhibit a.3





                  DUFF & PHELPS SELECTED UTILITIES INC.

                           Articles of Amendment

      Duff & Phelps Selected Utilities Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (hereinafter called the corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST:  The charter of the corporation is hereby amended as follows:

           (a) Article Fifth of the charter is amended in its entirety to read as follows:

      FIFTH.  Capital Stock.
              -------------

           The total number of shares of all classes of stock which the corporation shall have authority to issue is 350,000,000 shares with an aggregate par value of $350,000, divided into two classes, of 250,000,000 shares of common stock, $.001 par value per share (common stock), and of 100,000,000 shares of preferred stock, $.001 par value per share (preferred stock).

           The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the common stock and the preferred stock are as follows:

      A.  Common stock
          ------------

           1. Dividends. Subject to law and to the preferences of the preferred stock, the holders of the common stock shall be entitled to receive dividends at such time and in such amounts as may be determined by the board of directors.

           2. Voting. Except as provided by law and in or pursuant to this article fifth, the holders of the common stock shall have one vote for each share on each matter submitted to a vote of the stockholders of the corporation.



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           3. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and the preferential amounts to which the holders of the preferred stock shall be entitled upon liquidation, the holders of the common stock shall be entitled to share in the remaining assets of the corporation according to their respective interests.

      B.  Preferred stock
          ---------------

           1. Authority of the board of directors to issue in series. The preferred stock may be issued from time to time in one or more series. All shares of any one series of preferred stock shall be identical except as to the respective dates of their issue, the dates from which dividends on shares of the series issued on different dates shall cumulate, dividend rates, dividend periods and dividend payment dates. Subject to the charter, authority is expressly granted to the board of directors to authorize the issue of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemptions, of such series, to the full extent now or hereafter permitted by law, including but not limited to the following:

           a. The number of shares of such series, which may subsequently be increased (except as otherwise provided by the resolution or resolutions of the board of directors providing for the issue of such series) or decreased (to a number not less than the number of shares then outstanding) by resolution or resolutions of the board of directors, and the distinctive designation of the series;

           b. The rates or amounts, the periods, and the times of payment, of dividends on shares of such series;

           c. The voting powers, if any, of the holders of such series in addition to the voting powers provided by law and in this article fifth;

           d. The terms and conditions, if any, upon which the shares of such series shall be convertible into or exchangeable for shares of any other series, class or classes, or any other securities, to the full extent now or hereafter permitted by law;

           e. The time or times during which, the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed by the corporation;

           f. The terms of any sinking fund to be applied to the purchase or redemption, or both, of shares of such series, and the terms and amount of any sinking fund payments and the manner of their application; and

           g. The amount which the holders of each series shall be entitled to receive in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation.


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Except as stated above in this part 1, all shares of preferred stock shall be identical. All shares of preferred stock, regardless of series, shall be of equal rank, and there shall be no priority of one series over any other series in any payment of dividends nor upon any distribution of assets.

           2. Dividends. The holders of preferred stock of each series shall be entitled to receive, when and as declared by the board of directors, cumulative cash dividends at the rates or amounts, for the periods, and at the times, determined as, or in the manner, specified for such series by the board of directors as authorized in the preceding part 1.

           No dividends shall be paid or declared or set apart for payment on any share of preferred stock of any series for any dividend period unless at or prior to such time all dividends accumulated on all shares of preferred stock then outstanding shall have been declared through the most recently ended dividend period of the respective shares, and terminating on the same and any earlier date shall have been paid or declared and set apart for payment.

           3. Voting. At any meeting of stockholders of the corporation at which directors are to be elected, the holders of preferred stock of all series, voting separately as a single class, shall be entitled to elect two members of the board of directors, and the holders of common stock, voting separately as a single class, shall be entitled to elect the balance of the members of the board of directors.

           If at any time dividends on any outstanding preferred stock of any series shall be unpaid in an amount equal to two full years' dividends, the number of directors constituting the board of directors shall automatically be increased by the smallest number that, when added to the number of directors then constituting the board of directors, shall constitute a majority of such increased number, including the two directors elected by the holders of preferred stock pursuant to the preceding paragraph; and at a special meeting of stockholders which shall be called and held as soon as practicable, and at all subsequent meetings at which directors are to be elected, the holders of preferred stock of all series, voting separately as a single class, shall be entitled to elect the smallest number of additional directors of the corporation who will constitute a majority of the total number of directors of the corporation so increased. The terms of office of the persons who are directors at the time of that election shall continue. If the corporation thereafter shall pay, or declare and set apart for payment, in full all dividends payable on all outstanding shares of preferred stock of all series for all past dividend periods, the voting rights stated in the preceding sentence shall cease, and the terms of office of all of the directors elected by the holders of preferred stock (but not of the directors elected by the holders of common stock) shall terminate automatically. A special meeting of stockholders shall be called and held as soon thereafter as practicable for the election of two directors by the holders of the preferred stock, as provided in the preceding paragraph; and at such meeting, and at all subsequent meetings of stockholders at which directors are to be elected, the holders of shares of preferred stock and of common stock shall have the right to elect the members of the board of directors as stated in the preceding paragraph, subject to the revesting of the rights of the holders


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of the preferred stock as provided in the first sentence of this paragraph in the event of any subsequent arrearage in the payment of two full years' dividends on the shares of preferred stock of any series.

           Any vacancy in the office of any director elected by the holders of shares of preferred stock may be filled by the remaining directors (or director) so elected or, if not so filled, by the holders of shares of preferred stock of all series, voting separately as a single class, at any meeting of stockholders for the election of directors held thereafter. A director elected by the holders of preferred stock or of common stock may be removed with or without cause, but only by action taken by the holders of at least 75% of the shares of preferred stock or of common stock, respectively, then entitled to vote in an election to fill that directorship.

           Except to the extent stated otherwise in this article fifth, the provisions of article seventh shall apply to this article fifth.

           4. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of preferred stock of each series shall be entitled to receive only such amount or amounts, including accumulated and unpaid dividends, as shall have been fixed by the charter or by the resolution or resolutions of the board of directors providing for the issue of such series. If, upon any such liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the assets of the corporation available for distribution among the holders of all outstanding shares of preferred stock of all series should be insufficient to permit the payment in full to such holders of the amounts to which they are entitled, then such available assets shall be distributed among the holders of shares of preferred stock ratably in any such distribution of assets according to the respective amounts that would be payable on all such shares if all amounts thereon were paid in full. A consolidation or merger of the corporation with or into one or more other corporations or a sale, lease or exchange of all or substantially all of the assets of the corporation shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up, within the meaning of this article fifth.

      C.  All stock
          ---------

           1. Sale of shares. The board of directors may authorize the sale and issuance from time to time of shares of stock, whether now or hereafter authorized, for such consideration as the board of directors considers advisable, but not less than par value, subject to such limitations as may be set forth in the charter of the corporation, the bylaws, the General Laws of the State of Maryland, the Investment Company Act of 1940, and other applicable laws.

           2. Fractional shares. Except as may be provided otherwise by the board of directors in authorizing the issuance of a series of preferred stock, stock may be issued in fractions of whole shares, to which attach pro rata all of the rights of whole shares, including the right of voting and of receipt of dividends, except that there shall be no right of receipt of a certificate representing any fraction of a whole share.



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           3. No preemptive rights. No holder of shares of the corporation, whether now or hereafter authorized, shall be entitled as of right to acquire from the corporation any shares of the corporation, whether now or hereafter authorized.

      (b) A new Article Fourteenth is added to the charter to read in its entirety as follows:

      FOURTEENTH. Limitation of Liability. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the corporation shall be personally liable to the corporation or to its stockholders for money damages; provided, however, that this article shall not protect any director or officer of the corporation against any liability to the corporation or to its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. No amendment of the charter of the corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision in connection with any act or omission that occurred prior to such amendment or repeal.

      SECOND: The board of directors of the corporation on March 4, 1988 duly adopted a resolution in which was set forth each of the foregoing amendments to the charter, declaring that each amendment as proposed was advisable and directing that each amendment be submitted for consideration at the 1988 annual meeting of stockholders of the corporation.

      THIRD: Notice setting forth the proposed amendments to the charter and a summary of the changes to be effected by each amendment and stating that a purpose of the meeting of the stockholders called to be held on April 8, 1988 (which meeting, having been convened was adjourned to May 17, 1988) would be to take action thereon was given, as required by law, to all stockholders entitled to vote thereon. Each amendment to the charter of the corporation as hereinabove set forth was approved by the stockholders of the corporation at the adjourned session of said meeting by the affirmative vote of a majority of all the votes entitled to be cast thereon.

      FOURTH: Each amendment to the charter of the corporation as hereinabove set forth has been duly advised by the board of directors and duly approved by the stockholders of the corporation.

      FIFTH: (a) The total number of shares of stock which the corporation has heretofore been authorized to issue is 250,000,000 shares, all of one class called common stock, of the par value of $.001 per share and of the aggregate par value of $250,000.

      (b) The total number of shares of stock which the corporation is authorized to issue is increased by the amendment to Article Fifth of the charter to 350,000,000 shares, of which 250,000,000 shares are common stock, par value $.001 per share, and of which 100,000,000 shares are preferred stock, par value $.001 per share. The aggregate par value of the authorized shares is increased to $350,000.



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      (c) The description of each class of stock of the corporation as amended is fully contained in the text of the amendment to Article Fifth of the charter set out in its entirety in subsection (a) of Article First hereof.

      IN WITNESS WHEREOF, Duff & Phelps Selected Utilities Inc. has caused these articles to be signed in its name and on its behalf by its president and attested to by its secretary on May 17, 1988.

                                        DUFF & PHELPS SELECTED
                                         UTILITIES INC.



                                         By: /s/ Richard J. Spletzer
                                            ----------------------------
                                                  Richard J. Spletzer
                                                  Senior Vice President


ATTEST:

/s/ Calvin J. Pedersen
------------------------------
    Calvin J. Pedersen
      Secretary


      THE UNDERSIGNED, senior vice president of Duff & Phelps Selected Utilities Inc., who executed on behalf of the corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the corporation, the foregoing Articles of Amendment to be the corporate act of the corporation and further certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.



                                          /s/ Richard J. Spletzer
                                          -------------------------------
                                           Richard J. Spletzer



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